EXHIBIT 5.1

OPINION AND CONSENT OF ADORNO & YOSS, P.A.

ADORNO & YOSS, P.A.
350 East Las Olas Boulevard, Suite 1700
Fort Lauderdale, Florida 33301

April 1, 2004

Ener1, Inc.
500 West Cypress Creek Road, Suite 100
Fort Lauderdale, FL 33309

Re:	REGISTRATION STATEMENT ON FORM SB-2; ENER1, INC. (THE “COMPANY”)

Gentlemen:

        This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration by the Company up to 53,756,467 shares of common stock, $.01 par value (“Common Stock”). The Common Stock includes 20,156,467 shares that have been issued to Ener1 Group, Inc., Mike Zoi, Peter Novak, Itochu Corporation and Eduard Will (the “Issued Shares”) and 33,600,000 shares that are issuable upon the conversion of the Company’s 5% Senior Secured Convertible Debentures and Warrants to Purchase Common Stock issued in connection with the issuance of the 5% Senior Secured Convertible Debentures (the “Issuable Shares”).

        In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (i) the Articles of Incorporation and Bylaws of the Company; (ii) the 5% Senior Secured Convertible Debentures; (iii) Form of Warrant to Purchase Common Stock; (iv) resolutions of the Board of Directors of the Company authorizing the offering and the issuance of the Common Stock and related matters; (v) the Registration Statement and the exhibits thereto; and (vi) such other matters of law as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

        We are members of the Bar of the State of Florida and express no opinion on any law other than the laws of the State of Florida and applicable Federal Securities laws.

        Based upon the foregoing, we are of the opinion that:

        1.     the Issued Shares have been duly and validly authorized and are fully paid and non-assessable; and

        2.     the Issuable Shares have been duly and validly authorized and when issued and paid for in accordance with their terms will be fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to use our name under the caption “Legal Matters” in the prospectus comprising part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in with the category of persons whose consent is required under the Act or the rules and regulations promulgated thereunder.

Sincerely, ADORNO & YOSS, P.A.